Exhibit 99.1

Neurotrope Provides Corporate Update After Completing Bryostatin-1 Data Analysis for Advanced Alzheimer’s Disease Trial

Analysis to adjust for significant baseline imbalance in Severe Impairment Battery scores between treatment groups shows improvement in cognitive function of pre-specified Moderate Stratum patients at week 13, the primary endpoint

National Institute of Health awards $2.7 million grant to Neurotrope to conduct additional clinical research for patients with advanced Alzheimer’s disease

Company continues to explore strategic alternatives

NEW YORK, January 22, 2020 -- Neurotrope, Inc. (Nasdaq: NTRP) (“Neurotrope” or the “Company”), a clinical-stage biopharmaceutical company developing novel therapies for neurodegenerative diseases, today announced its corporate update.

The Company has completed analysis of the data (Clinical Study Report) from its recently reported Phase 2 confirmatory clinical trial (the “203 study”), examining moderately severe to severe Alzheimer’s disease patients treated with Byrostatin-1 in the absence of memantine / Namenda.

“A significant imbalance (4.8 points) in the baseline Severe Impairment Battery (“SIB”) scores occurred, by chance, between the Bryostatin-1 treatment group and placebo group,” stated Dr. Daniel Alkon, Neurotrope’s President and Chief Scientific Officer. “After consulting with our Scientific Advisory Board and statistical experts, we were advised that, in a small study such as this, a baseline imbalance could prevent a definitive analysis of Bryostatin-1 treatment versus placebo in SIB scores at the primary (Week #13) and secondary endpoints as provided in the original Statistical Analysis Plan (“SAP”),” stated Dr. Alkon.

“Due to the baseline imbalance observed in the study, and because a clear signal of benefit could be observed in the raw data from the pre-specified Moderate Stratum, we conducted a post-hoc analysis using paired data for individual patients, with each patient as his/her own control,” stated Kazem Kazempour, Chief Executive Officer of Amarex, Inc., the biostatistician retained to analyze the data from the 203 study under the SAP. For the pre-specified Moderate Stratum (i.e., MMSE-2 baseline scores 10-15), the baseline value and the week 13 value were used, resulting in pairs of observations for each patient. The changes from baseline for each patient were calculated and a paired t-test was used to compare the mean change from baseline to week 13 for each patient. A total of 65 patients had both baseline and week 13 values, from which there were 32 patients in the Bryostatin-1 treatment group and 33 patients in the placebo group.  There was a statistically significant improvement over baseline (4.8 points) in the mean SIB at week 13 for subjects in the Bryostatin-1 treatment group (32 subjects), paired t-test p < 0.0076, 2-tailed.

In the placebo group (33 subjects), there was also a statistically significant increase from baseline in the mean SIB at week 13, for paired t-test p < 0.0144, consistent with the placebo effect seen in the overall 203 study. “This smaller, placebo effect could possibly be due to the imbalance observed even for the Moderate Stratum in the study,” stated Dr. Alkon. For the pre-specified Severe Stratum (MMSE-2 baseline scores 4 – 9) patients, there was no statistically significant change from baseline for either the treatment or the placebo group.

As a further test of the robustness of this Moderate Stratum benefit signal, a pre-specified trend analysis (measuring increase of SIB improvement as a function of successive drug doses) was performed on the repeated SIB measures over time (Weeks 0, 5, 9, and 13). These trend analyses showed a significant positive slope of improvement for the treatment groups in the 203 study that was significantly greater than for the placebo group (p<.01).

The Company is pleased to announce that it has been awarded $2.7 million from the National Institute of Health (“NIH”) to support an additional Phase 2 clinical study focused on the Moderate Stratum for which the Company saw improvement in the 203 study. Neurotrope looks forward to working with the NIH on the continuation of the Bryostatin program. The Company is planning to meet with the Food and Drug Administration to present the totality of the clinical program data for Bryostatin-1 (NTRP101-202 and NTRP101-203).

“I am encouraged by the NIH funding,” stated Dr. Marwan Sabbagh, Director, Cleveland Clinic Lou Ruvo Center for Brain Health, and advisor on the design of the 203 trial. “The data suggests that Bryostatin may still be considered a new approach to Alzheimer’s treatment.” Dr. Sabbagh is also a paid member of the Company’s Scientific Advisory Board.

Neurotrope continues to review several viable strategic alternatives. “We are continuing our efforts to identify the most favorable strategic alternative for the Company,” stated Charles S. Ryan, Neurotrope’s Chief Executive Officer. “The Committee has been working tirelessly in an effort to increase shareholder value. We are pleased with the progress that has been made and expect to provide additional guidance in the near future.”

About Neurotrope

Neurotrope is a clinical-stage biopharmaceutical company working to develop novel therapies for neurodegenerative diseases.

Neurotrope has conducted clinical and preclinical studies of its lead therapeutic candidate, Bryostatin-1, in Alzheimer’s disease, and preclinical studies for rare diseases and brain injury, including Fragile X syndrome, multiple sclerosis, stroke, Niemann-Pick Type C disease, Rett syndrome, and traumatic brain injury. The U.S. Food and Drug Administration has granted Orphan Drug Designation to Neurotrope for Bryostatin-1 as a treatment for Fragile X syndrome. Bryostatin-1 has already undergone testing in more than 1,500 people in cancer studies, thus creating a large safety data base that will further inform clinical trial designs.

Please visit www.neurotrope.com for further information.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. These forward-looking statements include statements regarding the Company’s plans to explore strategic alternatives and the potential outcome and benefits of a potential strategic transaction, the Phase 2 study and further studies, and continued development of use of Bryostatin-1 for AD and other cognitive diseases. Such forward-looking statements are subject to risks and uncertainties and other influences, many of which the Company has no control over. There can be no assurance that the Company will be able to identify potential strategic transactions and complete any transactions it may pursue or realize the expected benefits from a strategic review or a strategic transaction, the clinical program for Bryostatin-1 will be successful in demonstrating safety and/or efficacy, that we will not encounter problems or delays in clinical development, or that Bryostatin-1 will ever receive regulatory approval or be successfully commercialized. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Additional factors that may influence or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to identify potential strategic transactions and to complete any transactions it pursues, the Company’s inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, the Company’s patent portfolio, the Company’s inability to expand its business, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, availability of the Company’s raw materials, existing or increased competition, stock volatility and illiquidity, and the Company’s failure to implement its business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2019. The Company does not undertake to update these forward-looking statements.

Contact information:

Robert Weinstein

Chief Financial Officer

Email: rweinstein@neurotrope.com

Phone: 973.242.0005 Ext.101